Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 11, 2007, among Australian Coleman, Inc., a Kansas corporation, Lehigh Consumer Products Corporation, a Pennsylvania corporation, Loew-Cornell, Inc., a New Jersey Corporation, Nippon Coleman, Inc., a Kansas corporation, Pine Mountain Corporation, a Delaware corporation, Rival Consumer Sales Corporation, a Missouri corporation and SI II, Inc., a Florida corporation (collectively, the “Guaranteeing Subsidiaries”), which are direct or indirect subsidiaries of Jarden Corporation, a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below) party hereto and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Base Indenture, dated as of February 13, 2007, by and between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 13, 2007, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of February 14, 2007, among the Company, the Guarantors named therein and the Trustee (collectively, as further amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall agree to unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth in a subsidiary guarantee to be executed by the Guaranteeing Subsidiaries on the date hereof (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide an unconditional guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture (including without limitation Article 11 thereof).

3. EXECUTION AND DELIVERY. The Guaranteeing Subsidiaries agree that the Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, stockholder or agent of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company, the Guarantors or any Guaranteeing Subsidiaries under the Notes, any Subsidiary Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes, by accepting a Note or a Subsidiary Guarantee, waives and releases all such liability. The foregoing waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

THE TRUSTEE:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Julie Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President

THE GUARANTEEING SUBSIDIARIES:

AUSTRALIAN COLEMAN, INC. LEHIGH CONSUMER PRODUCTS CORPORATION LOEW-CORNELL, INC. NIPPON COLEMAN, INC. PINE MOUNTAIN CORPORATION RIVAL CONSUMER SALES CORPORATION SI II, INC

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President

THE GUARANTORS:

ALLTRISTA PLASTICS CORPORATION

AMERICAN HOUSEHOLD, INC.

BRK BRANDS, INC.

CC OUTLET, INC.

COLEMAN INTERNATIONAL HOLDINGS, LLC

COLEMAN WORLDWIDE CORPORATION

FIRST ALERT, INC

HEARTHMARK, LLC

HOLMES MOTOR CORPORATION

JARDEN ACQUISITION I, INC.

JARDEN ZINC PRODUCTS, INC.

KANSAS ACQUISITION CORP.

L.A. SERVICES, INC.

LASER ACQUISITION CORP.

QUOIN, LLC

SUNBEAM AMERICAS HOLDINGS, LLC

SUNBEAM PRODUCTS, INC.

THE COLEMAN COMPANY, INC.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President

BICYCLE HOLDING, INC. THE UNITED STATES PLAYING CARD COMPANY
USPC HOLDING, INC

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Treasurer